Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 of The Toronto-Dominion Bank filed with the U.S. Securities and Exchange Commission and in the related prospectus of our reports dated December 7, 2006 to the shareholders of the Bank with respect to the Consolidated Financial Statements of The Toronto-Dominion Bank, The Toronto-Dominion Bank management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Toronto-Dominion Bank, included in its Annual Report (Form 40-F) for the year ended October 31, 2006.

Ernst & Young LLP, Licensed Public Accountants
Toronto, Canada
April 20, 2007